Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Brian McGee 510-413-1201 bmcgee@lexar.com

Investor Relations:	Jennifer Jarman The Blueshirt Group 415-217-7722 jennifer@blueshirtgroup.com

Lexar Reports Fourth Quarter and Fiscal 2004 Results

FREMONT, California, March 24, 2005 – Lexar Media, Inc. (Nasdaq: LEXR), a leading manufacturer and marketer of high-performance digital media and accessories, today reported financial results for the fourth quarter and year ended December 31, 2004.

The Company’s fourth quarter results reflect Lexar’s previously announced decision to record revenues from all retail customers on a sell-through basis rather than from certain retail customers on a sell-to basis, effective October 1, 2004. The effect of this change in estimate is a reduction in revenue of approximately $64 million and a reduction in gross profit of approximately $9 million during the fourth quarter.

Total fourth quarter revenues of $188.5 million after the change in estimate increased 6% from $177.5 million in the same period last year and increased 14% sequentially from $165.2 million in the preceding quarter. Product revenues of $187.4 million increased 8% from $172.8 million in the same period last year and increased 14% from $164.1 million in the preceding quarter. The Company reported a net loss of $63.3 million, or $0.80 per share, as compared to net income of $18.9 million, or $0.21 per diluted share, in the same period last year and a net loss of $3.5 million, or $0.04 per share, in the third quarter of 2004.

Revenues for the year ended December 31, 2004 were $681.7 million after the change in estimate, a 65% increase from $412.3 million for the year ended December 31, 2003. Product revenues of $674.6 million for 2004 increased 71% from $394.6 million for 2003. Net loss was $75.5 million, or $0.96 per share in 2004 after the change in estimate, as compared to net income of $39.9 million, or $0.49 per diluted share in 2003.

Lexar Reports Fourth Quarter Results	Page 2 of 5

Eric Stang, chairman, CEO and president, Lexar, commented, “Our fourth quarter results were negatively impacted by the challenging market dynamics at retail during the period, which resulted in greater than anticipated price reductions, promotional activities and price protection obligations, as well as write-downs to our inventory and higher than anticipated operating expenses.”

“We are not satisfied with our quarterly results and are taking strong measures to improve our ability to operate within an increasingly competitive environment. These include, among other things, streamlining our logistics to improve inventory management, adjusting our marketing and sales strategies to emphasize profitability, reducing costs in both manufacturing and operating expenses, manufacturing additional form factors and strengthening our internal processes and controls. In addition, we’ve adjusted the management structure within the company to improve our execution and better serve our customers.”

Lexar’s management additions include:

•	Mr. Colin Kavanagh, who joined Lexar as Vice President of Worldwide Operations. Colin previously held senior operation positions in Western Digital, Exabyte and most recently was vice president at ModusLink Corp., where he managed a global team responsible for establishing supply chains for companies such as Hewlett-Packard, PalmOne, Sun Microsystems, Dell and others.

•	Mr. Sandy Duncan, who joined Lexar in the newly created role of Vice President, Managing Director Europe, Middle East and Africa. He has a long track record of success primarily at Microsoft, where among other duties he managed the European retail division and launched the Xbox in that region.

Financial Outlook

Mr. Stang continued, “We are implementing a number of operational changes in 2005 with a goal of returning to profitability. In addition, we are encouraged by yesterday’s jury verdict against Toshiba and the jury’s award of over $380 million in damages, which is an important step in the validation of our fundamental contributions to flash technology.

Lexar Reports Fourth Quarter Results	Page 3 of 5

While we do not believe it is prudent to give full year guidance due to the rapidly changing market conditions, we are providing an outlook for the first quarter. We expect first quarter revenues to be at least $200 million, and net loss per diluted share in a range of $0.14 to $0.18 including spending on our ongoing litigation and other legal matters and a net loss per diluted share in a range of $0.02 to $0.06 excluding related spending.”

Corporate Highlights

Lexar recently

•	Announced that after a six-week trial, the jury found that Toshiba Corporation and Toshiba America Electronic Components, Inc. misappropriated Lexar’s trade secrets and breached their fiduciary duty to Lexar. The jury awarded Lexar over $380 million in damages and found such conduct was oppressive, fraudulent or malicious. Today, the court will hear arguments regarding what punitive damages should be awarded to Lexar, if any. Lexar will also ask the court for an injunction to prevent the importation of chips or cards manufactured by Toshiba or its Flash Vision affiliate that incorporate Lexar’s technology. The verdict is subject to post-trial motion and appeal.

•	Announced that on January 25, 2005, the United States District Court for the Northern District of California issued claim construction rulings that will have considerable impact on the patent case against Toshiba as it proceeds to trial. The rulings arise from a special proceeding required under U.S. patent law called a ‘Markman hearing,’ where both sides presented their arguments to the court as to how they believe certain claims at issue in the lawsuit should be interpreted. In the rulings, we believe the Court construed several key terms in Lexar’s favor, rejecting several of Toshiba’s attempts to avoid infringement of Lexar’s patents.

•	Partnered with Laser Computer Limited and Digital China Holdings Ltd. to commence broad distribution of Lexar digital media and accessories in China.

•	Expanded the KODAK flash memory card line to include the miniSD, reduced size MMC and MMCmobile popular mobile card formats for camera phones and PDAs.

•	Expanded the Professional Series flash memory cards and accessories by adding Professional Memory Stick PRO™, speed rated at 80X, and Professional Secure Digital™, speed rated at 60X; upgraded the Platinum Series flash memory cards to a speed-rating of 40X, equivalent to a minimum sustained data read and write speed capability of 6MB per second; demonstrated its LockTight digital image security solution as incorporated in the Nikon D2X camera.

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•	Introduced a new USB card form factor designed for universal and superior interoperability to bring next generation storage, connectivity and utility products to a broad variety of computing, consumer electronics and mobile electronics devices.

•	Introduced several new products including the Windows Connect Now Key, a USB flash drive allowing consumers to easily add any Microsoft Windows Connect Now compatible device to their wireless network; JumpDrive(R) Lightning, a USB flash drive providing top-of-the-line data storage and transfer capabilities; JumpDrive Expression, a stylish, high speed USB 2.0 flash drive; and several new additions to its expanding line of digital music players including the high performance LDP-800, the stylish LDP-600 with built-in FM radio transmitter, the LDP-400 with USB flash drive, and the economical LDP-200.

•	Offered a royalty-free license for its ActiveMemory™ System (AMS) technology to digital camera and other consumer electronics manufacturers and software developers interested in providing their customers with unique workflow features and benefits; teamed with Digital Railroad to leverage elements of the ActiveMemory solution.

Conference Call

The Company will host a conference call to discuss its financial results and outlook today at 2:00 p.m. PST (5:00 p.m. EST). To participate on the live call, analysts and investors should dial 800-218-0204 at least ten minutes prior to the call. The call will also be webcast and can be accessed from the investor relations section of the company’s web site at www.lexar.com, where an archive of the conference call will be available for one year.

About Lexar Media, Inc.

Lexar is a leading marketer and manufacturer of flash memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 83 issued or allowed controller and system patents, and licenses its technology to companies including Olympus, Samsung Electronics, SanDisk and Sony. For more information, please call 1-800-789-9418 or visit www.lexar.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business and financial outlook, including the statements in the section entitled “Financial Outlook,” and our anticipated ability to return our operations to profitability and maintain sufficient resources to fund our operations. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: our operating results and gross margins are difficult to predict and may fluctuate significantly; the cost of flash memory is a significant part of our products’ cost structure, and if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver products to satisfy our customers’ requirements, compete effectively in the market or maintain our targeted gross margins; if we are unable to obtain additional financing for our future capital needs or utilize our existing credit facilities, we may be unable to develop or enhance our products, expand our operations beyond our current expectations or respond to competitive pressures; there is no assurance that we will be able to secure funding or if funding is secured that it will be on favorable terms; if we are unable to manage our inventory levels, our operating results will be negatively impacted; future average selling prices may continue to erode due to excess industry capacity and extreme price competition; many of our retail customers and distributors have price protection which could require

Lexar Reports Fourth Quarter Results	Page 5 of 5

us to make large payments if we reduce prices; if we are unable to anticipate demand and pricing of our products or effectively manage distributor channels and relationships and changes in market conditions, our operating results will be harmed; our licensing revenues have declined significantly because our fixed license payments have transitioned to variable-based royalties and we may be unable to secure new license or royalty revenue; increased competition in the digital media market may lead to a decrease in our revenues and market share; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly; and we are involved in intellectual property, securities and products class action litigation, and may become involved in additional litigation, the outlook of which is highly uncertain, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 9, 2004. We assume no obligation to update the forward-looking information contained in this news release.

Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

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(Tables to follow)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net revenues:
Product revenues	$187,350	$172,830	$674,605	$394,562
License and royalty revenues	1,175	4,638	7,066	17,703

Total net revenues	188,525	177,468	681,671	412,265
Cost of product revenues	210,216	134,997	644,857	306,817

Gross margin	(21,691)	42,471	36,814	105,448

Operating expenses:
Research and development	3,360	2,630	10,530	8,148
Sales and marketing	25,652	11,411	67,000	32,623
General and administrative	12,036	6,545	32,281	20,056

Total operating expenses	41,048	20,586	109,811	60,827

Income (loss) from operations	(62,739)	21,885	(72,997)	44,621
Other income and (expense), net	(623)	(56)	(1,180)	(523)

Income (loss) before income taxes	(63,362)	21,829	(74,177)	44,098
Income taxes	(16)	2,969	1,353	4,186

Net income (loss)	$(63,346)	$18,860	$(75,530)	$39,912

Net income (loss) per common share:
Basic	$(0.80)	$0.24	$(0.96)	$0.57
Diluted	$(0.80)	$0.21	$(0.96)	$0.49
Shares used in computing net income (loss) per common share calculation:
Basic	79,205	77,618	78,869	70,557
Diluted	79,205	90,425	78,869	81,792

LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents and short term investments	$35,443	$115,698
Restricted cash	5,000	5,000
Accounts receivable, net	170,365	89,579
Inventories	177,655	99,620
Prepaid expenses and other current assets	12,799	5,778

Total current assets	401,262	315,675
Property and equipment, net	7,433	3,579
Intangibles and other assets	3,301	1,101

Total assets	$411,996	$320,355

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$233,370	$122,319
Deferred license revenue and product margin	23,759	11,066
Notes payable to bank	40,000	—

	297,129	133,385
Deferred license revenue, net of current portion	173	691

	297,302	134,076
Total stockholders’ equity	114,694	186,279

Total liabilities and stockholders’ equity	$411,996	$320,355